Exhibit 10.27

CORNING INCORPORATED

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(as amended and restated on December 6, 2023)

Section 1.         Purpose and Effective Date

The name of the Plan is the Corning Incorporated Deferred Compensation Plan for Non-Employee Directors. The purpose of the Plan is to provide the non-employee members of the Board of Directors (the “Board”) of Corning Incorporated (the “Company”) with a means to defer compensation earned as a member of the Board.

The Plan as amended and restated herein is effective December 6, 2023.

Section 2.         Definitions

(a)	“Annual Equity RSU Grant Agreement” means the grant agreement which sets forth the terms and conditions of an Annual Equity RSU grant.

(b)	“Annual Equity RSUs” means the annual RSU award granted to a Director for serving as a member of the Board.

(c)	“Annual Equity RSU Account” means an account maintained for each Director for Annual Equity RSUs.

(d)	“Cash Compensation” means any compensation payable to a Director in cash for serving as a member of the Board, including Cash Dividends, but excluding any expense reimbursements.

(e)

“Cash Dividends” means the ordinary cash dividends and dividend equivalents paid by the Company with respect to the Common Stock underlying the Deferred RSUs or Annual Equity RSUs held by the Director.

(f)	“Common Stock” means the common stock of the Company.

(g)	“Deferred Cash Account” means an account maintained for each Director who makes an investment election pursuant to Section 6.

(h)	“Deferred RSUs” means RSUs acquired by deferral of Cash Compensation.

(i)	“Deferred Compensation Account” means, collectively, a Director’s Deferred Cash Account and Deferred RSU Account.

(j)	“Deferred RSU Account” means an account maintained for each Director who makes an investment election pursuant to Section 6.

(k)	“Director” means any member of the Board who is not an officer or employee of the Company or a subsidiary of the Company.

(l)	“Director Compensation” means a Director’s Cash Compensation and Annual Equity RSUs.

(m)	“Equity Plan” means the Company’s 2019 Equity Plan for Non-Employee Directors (as it may be amended from time to time) or any successor plan.

(n)	“Market Value” means the closing price of a share of Common Stock on the New York Stock Exchange.

(o)	“Plan” means this Corning Incorporated Deferred Compensation Plan for Non-Employee Directors (as amended and restated on December 6, 2023).

(p)	“Plan Administrator” means the Corporate Secretary and Senior Vice President, Compensation and Benefits, or their successors

(q)	“Plan Year” means a calendar year.

(r)	“RSU” means a stock-settled restricted stock unit granted under the Equity Plan.

(s)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

(t)	“Separation from Service” means a “separation from service” within the meaning of Section 409A.

Section 3.         Eligibility

All Directors are eligible to participate in the Plan.

Section 4.         Election Options

Subject to the terms of the Plan, a participant may elect for the subsequent Plan Year:

(a)	to defer receipt of all or a portion of such participant’s Cash Compensation;
(b)	the form and timing of Deferred Compensation payments;
(c)	to defer Cash Dividends earned on Annual Equity RSUs; and
(d)	the duration of the deferral of such Annual Equity RSUs.

Section 5.         Election to Defer

(a)    Normal Time of Deferral Elections. Election options for a Plan Year shall be made no later than the date specified by the Plan Administrator and shall be effective for Director Compensation earned or granted in the following calendar year.

(b)    Initial Deferral Elections by New Directors. Notwithstanding the foregoing, initial deferral elections may be made by a Director nominee (who is not at the time of nomination a sitting Director) prior to or within 30 days following the date the nominee commences service as a Director and such election shall be effective for Director Compensation earned or granted following the later of the date the nominee commences services as a Director and the date the election form is provided to the Secretary of the Company.

(c)    Manner of Electing Deferral. A participant may make the elections as described in Section 4 within the time periods prescribed under this Section 5 by giving written notice to the Company on an election form provided by the Company, which notice shall specify the 1) Cash Compensation to be deferred, the accounts to which such amounts are to be allocated, the percentage of such amounts to be allocated to each account, the period of deferral, and the form of payment, including the number of installments; 2) deferral of Cash Dividends earned on Annual Equity RSUs; and 3) period of deferral of Annual Equity RSUs.

(d)    Duration and Effect of Election. Elections shall become effective and binding on the participant once the Plan Year to which the election applies has commenced and, except as provided by this paragraph, once made, is irrevocable and may not be changed. An election to defer Director Compensation for a Plan Year may be cancelled upon demonstration of an “unforeseeable emergency” (within the meaning of Section 409A) and with the concurrence of the Chairman of the Board. Elections will carry over to subsequent years until or unless a new election form is submitted pursuant to this Section 5.

Section 6.         Allocation of Cash Compensation

(a)	General. A participant may allocate Cash Compensation as provided below.

(i.)    Deferred Cash Account. All or a portion of a participant’s Cash Compensation may be deferred and allocated by a participant into a Deferred Cash Account. Any amount of Cash Compensation allocated into the Deferred Cash Account shall be credited to the participant’s Deferred Cash Account on the date such Cash Compensation would otherwise have been paid to the participant absent a deferral and shall be credited with interest, to be compounded quarterly, calculated prospectively at a rate equal to the prime rate of Citibank, N.A. (or its successor) in effect on the date such Cash Compensation would have been paid to the participant absent a deferral in accordance with the Company’s normal practice.

(ii.)    Deferred RSU Account. All or a portion of a participant’s Cash Compensation may be deferred and allocated by a participant into a Deferred RSU Account in the form of Deferred RSUs on the date such Cash Compensation would otherwise have been paid to the participant absent a deferral. On the applicable date, the Company shall credit to the Deferred RSU Account a number of RSUs equal to the applicable amount of deferred Cash Compensation, divided by the Market Value on such date (or on the trading day preceding such date if such date is not a trading day), which number shall be rounded up or down to the nearest whole number of RSUs. No fractional RSUs will be credited to a participant’s Deferred RSU Account.

(A)     Payment of Cash Dividends on Deferred RSUs. On each date that the Company pays an ordinary cash dividend on shares of its outstanding Common Stock, Cash dividends earned on the Deferred RSUs shall be credited to the participant’s Deferred Cash Account and shall be credited with interest, to be compounded quarterly, calculated prospectively at a rate equal to the prime rate of Citibank, N.A. (or its successor) in effect on the date the dividends would have otherwise been paid to the participant in accordance with the Company’s normal practice. The Cash Dividends will be paid on the same schedule as the related shares of Common Stock are distributed from the Deferred RSU Account pursuant to the Director’s Deferred RSU Account payment elections.

(b)

Manner of Electing Period of Deferral and Form of Payment. A participant may elect, within the time periods prescribed under Section 5, the period of deferral and form of payment of such participant’s Deferred Compensation Account (as set forth in Sections 8 and 9).

Section 7.         Deferral of Annual Equity RSUs

(a)    General. Annual Equity RSUs are automatically credited to a participant’s Annual Equity RSU Account. Such Annual Equity RSUs shall be subject to vesting or other forfeiture restrictions as set forth in the Annual Equity RSU Grant Agreement. Absent an election to defer, a Director will receive quarterly cash payments of the Cash Dividends earned on the Annual Equity RSUs on each date that the Company pays an ordinary cash dividend on shares of its outstanding Common Stock in accordance with the Company’s normal practice.

(i.)     Payment of Cash Dividends on Annual Equity RSUs. A participant may elect to: Defer Cash Dividends earned on the Annual Equity RSUs to the Deferred Cash Account. On each date that the Company pays an ordinary cash dividend on shares of its outstanding Common Stock, Cash Dividends earned on the Annual Equity RSUs shall be credited to the participant’s Deferred Cash Account and shall be credited with interest, to be compounded quarterly, calculated prospectively at a rate equal to the prime rate of Citibank, N.A. (or its successor) in effect on the date the dividends would have otherwise been paid to the participant in accordance with the Company’s normal practice. The dividends will be paid on the same schedule as the related shares of Common Stock are distributed from the Annual Equity RSU Account pursuant to the Director’s election.

(b)    Manner of Electing Period of Deferral and Cash Dividends. A participant may elect, within the time periods prescribed under Section 5, the period of deferral of their Annual Equity RSU Account (as set forth in Section 8) and the deferral of Cash Dividends earned on the Annual Equity RSUs.

Section 8.         Period of Deferral

(a)    Deferred Cash Account and Deferred RSU Account. A participant may elect to receive payment from the participant’s Deferred Compensation Account upon (i) a specified year or a specific date or dates in the future (which shall not exceed ten years from the end of the applicable Plan Year), provided that, if a specific year is elected, payment will be made or will commence on the first business day after the beginning of the year specified or (ii) the participant’s Separation from Service, in which case, payment will be made or will commence on the first business day of the seventh month after such Separation from Service.

(b)    Annual Equity RSU Account. When granted, Annual Equity RSUs are automatically credited to a participant’s Annual Equity RSU Account. A participant may elect to receive payment from the Annual Equity RSU Account in a single installment (i) on the first business day of the seventh month after the participant’s Separation from Service, (ii) one year after the grant date, (iii) five years after the grant date, or (iv) ten years after the grant date. Absent a deferral election, payment from the participant’s Annual Equity RSU Account will be made on the first business day of the seventh month after the participant’s Separation from Service. If such payment date is not a day when the New York Stock Exchange is open, then the payment date will be the first business day following the scheduled payment date.

Section 9.         Form of Payment

A participant may elect to receive payment from the participant’s Deferred Compensation Account in (a) a lump sum or (b) a number of annual installments as specified in the deferral election form provided by the Company. All amounts in a participant’s Deferred Cash Account shall be paid in cash and, unless otherwise determined by the Plan Administrator, all amounts in a participant’s Deferred RSU Account shall be paid in shares of Common Stock (with one share issued for each Deferred RSU).

A participant may elect the timing of payment from the Annual Equity RSU Account, as specified in Section 8(b), recognizing that all payments for a single Plan Year will be made in a single installment. All amounts in an Annual Equity RSU Account shall be paid in shares of Common Stock (with one share issued for each Annual Equity RSU).

Section 10.        Adjustments

The type and number of securities underlying the RSUs in the participant’s Deferred RSU Account and/or Annual Equity RSU Account shall be proportionally adjusted, as determined by the Plan Administrator, for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares effected without receipt of consideration by the Company, or any distribution or spin-off of assets (other than cash) to the stockholders of the Company, which adjusted number shall be rounded up or down to the nearest whole number of RSUs.

Section 11.        Death or Disability Prior to Receipt

If a participant dies or becomes “disabled” (within the meaning of Treas. Reg. 1.409A-3(i)(4)) prior to receipt of the amounts payable to the participant pursuant to the Plan, any amounts remaining in such participant’s Deferred Compensation Account and/or Annual Equity RSU Account shall be paid to the participant (or the participant’s estate or personal representative, as applicable) in a lump sum within sixty (60) days following the date of the participant’s death or disability.

Section 12.        Participant's Rights Unsecured

Nothing in the Plan shall require the segregation of any assets of the Company or any type of funding by the Company, it being the intention of the parties that the Plan be an unfunded arrangement for federal income tax purposes. No participant shall have any rights to or interest in any specific assets or shares of Common Stock by reason of the Plan, and any participant’s rights to enforce payment of the obligations of the Company hereunder shall be those of a general creditor of the Company.

Section 13.        Statement of Accounts

Statements will be sent to each participant no later than 30 days after the close of each quarter as to the value of the participant’s deferred cash and equity accounts.

Section 14.        Assignability

No right to receive payments hereunder shall be transferable or assignable by a participant, except by will or by the laws of descent and distribution. A participant may not sell, assign, transfer, pledge or otherwise encumber any interest in the participant’s Deferred Compensation Account or Annual Equity RSU Account and any attempt to do so shall be void against, and shall not be recognized by, the Company.

Section 15.        Administration

The Plan shall be administered by the Plan Administrator, who shall have the authority to adopt rules and regulations for carrying out the Plan and interpret, construe and implement the provisions of the Plan.

Section 16.        Construction

The Plan is intended to comply with Section 409A and any regulations and guidance thereunder and shall be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Each amount to be paid under the Plan shall be construed as a separate and distinct payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representation to any participant that the Plan or any payment thereunder complies with Section 409A.

The laws of the State of New York shall govern all questions of law arising with respect to the Plan, without regard to the choice of law principles of any jurisdiction that would result in the application of the laws of another jurisdiction. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

Section 17.        Amendment

The Plan may at any time or from time to time be amended, modified or terminated by the Company. No amendment, modification or termination shall, without the consent of the participant, adversely affect accruals in such participant’s Deferred Compensation Account or Annual Equity RSU Account, except that the Plan Administrator may terminate the Plan and distribute the holdings in the Deferred Compensation Account and Annual Equity RSU Account to participants in accordance with and subject to the rules of Treas. Reg. Section 1.409A-3(j)(4)(ix), or successor provisions, and any generally applicable guidance issued by the Internal Revenue Service permitting such termination and distribution. The Plan Administrator may delegate to a committee consisting of at least three employees of the Company the authority to make technical amendments to the Plan. Notwithstanding anything in the Plan to the contrary, no changes made to the Plan as of the date of its amendment and restatement in 2023 shall apply to amounts already deferred in a participant’s Deferred Compensation Account or Annual Equity RSU Account or scheduled to be deferred pursuant to elections made for amounts earned on or prior to December 31, 2023.

By and on Behalf of

CORNING INCORPORATED

By:	/s/ John P. MacMahon
John P. MacMahon

Title:	Sr. Vice President, Global Compensation & Benefits